Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

November 30, 2021

HeartBeam, Inc.

2118 Walsh Avenue, Suite 210

Santa Clara, CA 95050

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by HeartBeam, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 1,372,816 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 1,107,786 Shares reserved for issuance pursuant to equity awards outstanding under the 2015 Equity Incentive Plan (the “Plan”), and (ii) 265,030 Shares reserved for issuance under the Plan.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation